Exhibit 99.1

Tapestry, Inc. Announces Cash Tender Offer for up to $500,000,000 Aggregate Principal Amount for Certain Notes

New York - November 15, 2021 - Tapestry, Inc. (NYSE: TPR) (the “Company”), a leading New York-based house of modern luxury accessories and lifestyle brands, today announced that it has commenced a cash tender offer (the “Tender Offer”) for up to $500,000,000 combined aggregate principal amount of its 4.250% Notes due 2025 and 4.125% Notes due 2027 (collectively, the “Notes”).

The Tender Offer is being made pursuant to, and subject to the terms and conditions in, an Offer to Purchase, dated November 15, 2021 (the “Offer to Purchase”) which sets forth a description of the terms of the Tender Offer.  A summary of certain terms of the Tender Offer is below:

Title of Security	CUSIP Number	Principal Amount Outstanding	Acceptance Priority Level	Reference U.S. Treasury Security	Bloomberg Reference Page	Fixed Spread (Basis Points)	Early Tender Premium(1)(2)	Hypothetical Consideration(3)
4.250% Notes due 2025*	189754AA2	$600,000,000	1	1.125% UST due October 31, 2026	FIT 1	15	$30.00	$1,085.84
4.125% Notes due 2027*	189754AC8	$600,000,000	2	1.125% UST due October 31, 2026	FIT 1	85	$30.00	$1,102.59

(1)
Per $1,000 principal amount.
(2)
The Total Consideration (as defined below) for Notes validly tendered at or prior to the Early Tender Deadline (as defined below) and accepted for purchase will be calculated using the applicable fixed spread and is inclusive of the Early Tender Premium (as defined below).
(3)
Hypothetical Total Consideration per $1,000 principal amount of Notes validly tendered at or prior to the Early Tender Deadline and accepted for purchase, based on hypothetical Reference Yield (as defined below) determined as of 10:00 a.m. New York City time on November 12, 2021; excludes Accrued Interest (as defined below); and assumes a Settlement Date (as defined below) of December 1, 2021.  The Reference Yield used to determine actual consideration is expected to be calculated on November 30, 2021.
*
The Total Consideration and the Tender Consideration will be determined taking into account the par call date, instead of the maturity date, of such Notes in accordance with standard market practice

The Tender Offer will expire at 11:59 p.m., New York City time, on December 13, 2021, unless extended (such date and time, as the same may be extended, the “Expiration Time”).  Holders of Notes must validly tender and not validly withdraw their Notes at or before 5:00 p.m., New York City time, on November 29, 2021, unless extended (such date and time, as the same may be extended, the “Early Tender Deadline”) to be eligible to receive the applicable Total Consideration for their tendered Notes.  Tendered Notes may be withdrawn at or prior to, but not after, 5:00 p.m. New York City time, on November 29, 2021 (such date and time, as it may be extended, the “Withdrawal Deadline”).  After such time, the Notes may not be withdrawn except in certain limited circumstances where additional withdrawal rights are required by law.

The “Total Consideration” for each $1,000 principal amount of Notes of any series tendered and accepted for purchase pursuant to the Tender Offer will be determined in the manner described in the Offer to Purchase by reference to the applicable fixed spread specified for such series in the table above and on the front cover of the Offer to Purchase over the yield (the “Reference Yield”) based on the bid-side price of the applicable U.S. Treasury Security specified for such series in the table above and on the front cover of the Offer to Purchase.  Holders of Notes that are validly tendered and not validly withdrawn at or before the Early Tender Deadline and accepted for purchase will receive the applicable Total Consideration for such Notes, which includes the early tender payment specified for such series in the table above and on the front cover of the Offer to Purchase (the “Early Tender Premium”).  Holders of Notes that are validly tendered after the Early Tender Deadline and at or before the Expiration Time and accepted for purchase will receive the applicable Tender Consideration for such Notes, which equals the applicable Total Consideration for such Notes minus the Early Tender Premium.  Holders whose Notes are accepted for purchase pursuant to the Tender Offer will also receive accrued and unpaid interest on their purchased Notes from, and including, the last interest payment date for such Notes to, but excluding, the applicable settlement date (the “Accrued Interest”).

The Tender Offer is not conditioned upon any minimum amount of Notes being tendered, and, subject to applicable law, the Tender Offer may be amended, extended, terminated or withdrawn in whole or with respect to one or more series of Notes.  The principal amounts of each series of Notes that are purchased on any settlement date will be determined in accordance with the Acceptance Priority Levels set forth in the table above and on the front cover of the Offer to Purchase (the “Acceptance Priority Levels”), with 1 being the highest Acceptance Priority Level and 2 being the lowest Acceptance Priority Level.  The Company will only accept for purchase Notes up to a combined aggregate principal amount of $500,000,000 (the “Maximum Amount”), subject to the Acceptance Priority Levels.

Subject to applicable law, the Company reserves the right, but is under no obligation, to increase the Maximum Amount.  If a Holder tenders more Notes in the Tender Offer than it expects to be accepted for purchase by the Company based on a lower Acceptance Priority Level for the Notes being tendered, and if the Company subsequently accepts more than such Holder expected of such Notes tendered and not validly withdrawn at or before the Withdrawal Deadline, such Holder will not be able to withdraw any of its previously tendered Notes.  Accordingly, Holders should not tender any Notes that they do not wish to be accepted for purchase.

All Notes validly tendered and not validly withdrawn at or before the Early Tender Deadline having a higher Acceptance Priority Level will be accepted before any tendered Notes having a lower Acceptance Priority Level are accepted in the Tender Offer, and all Notes validly tendered after the Early Tender Deadline having a higher Acceptance Priority Level will be accepted before any Notes tendered after the Early Tender Deadline having a lower Acceptance Priority Level are accepted in the Tender Offer.  However, Notes validly tendered and not validly withdrawn at or before the Early Tender Deadline will be accepted for purchase in priority to other Notes tendered after the Early Tender Deadline, even if such Notes tendered after the Early Tender Deadline have a higher Acceptance Priority Level than Notes tendered prior to the Early Tender Deadline.

If purchasing all of the tendered Notes of a series of Notes of an applicable Acceptance Priority Level on any settlement date would cause the Maximum Amount to be exceeded, the amount of that series of Notes purchased on that settlement date will be prorated based on the aggregate principal amount of that series of Notes tendered in respect of that settlement date such that the Maximum Amount will not be exceeded.  Furthermore, if the Tender Offer is fully subscribed as of the Early Tender Deadline, Holders who validly tender Notes after the Early Tender Deadline will not have any of their Notes accepted for payment.

Subject to applicable law, the Tender Offer may be amended, extended, terminated or withdrawn with respect to one or more series of Notes.  If the Tender Offer is terminated with respect to any series of Notes without Notes of such series being accepted for purchase, Notes of such series tendered pursuant to the Tender Offer will promptly be returned to the tendering holders.  Notes tendered pursuant to the Tender Offer and not purchased due to the priority acceptance procedures or due to proration will be returned to the tendering holders promptly following the Expiration Time or, if the Tender Offer is fully subscribed as of the Early Tender Deadline, promptly following the Early Tender Deadline.

Whether or not the Tender Offer is consummated, the Company may, from time to time, acquire Notes in the open market, in privately negotiated transactions, or through tender offers, exchange offers or otherwise, or may redeem Notes pursuant to the terms of the indenture governing such Notes.  Any such acquisition or redemption of Notes may be on the same terms as, or on terms that are more or less favorable to Holders of Notes than, the terms of the Tender Offer.  Any future purchases or redemptions by the Company will depend on various factors existing at that time.  There can be no assurance as to which, if any, of these alternatives (or combinations thereof) the Company may choose to pursue in the future.

The obligation of the Company to accept for purchase, and to pay for, any Notes validly tendered (and not validly withdrawn) and accepted for purchase pursuant to the Tender Offer is conditioned upon the satisfaction or waiver of the conditions described in the Offer to Purchase under the heading “Terms of the Tender Offer—Conditions of the Tender Offer,” including, among other things, the Company having issued not less than $500,000,000 in aggregate principal amount of new indebtedness through one or more new debt financing transactions on terms reasonably satisfactory to the Company (the “Financing Condition”).  If the Financing Condition is satisfied or waived but the net proceeds of the debt financing are insufficient to pay for all the Notes in the Tender Offer, the Company will fund any additional amounts from cash on hand or other amounts available to the Company.  In connection with the purchase of Notes in the Tender Offer, the Company expects to record a one-time charge in the Company’s second fiscal quarter to reflect the loss on early extinguishment of debt.

This press release is neither an offer to purchase nor a solicitation of an acceptance of securities.  No offer, solicitation, purchase or sale will be made in any jurisdiction in which such offer, solicitation or sale would be unlawful.  The Tender Offer is being made solely pursuant to the terms and conditions set forth in the Offer to Purchase.

BofA Securities, Inc., HSBC Securities (USA) Inc. and J.P. Morgan Securities LLC are serving as Dealer Managers for the Tender Offer.  Questions regarding the Tender Offer may be directed to BofA Securities, Inc., collect at (980) 387-3907 or debt_advisory@bofa.com, HSBC Securities (USA) Inc., toll free at (888) 472-2456 and J.P. Morgan Securities LLC toll free at (866) 834-4666 or collect at (212) 834-4087.  Requests for the Offer to Purchase or the documents incorporated by reference therein may be directed to D.F. King & Co., Inc., which is acting as Tender Agent and Information Agent for the Tender Offer, at the following telephone numbers: banks and brokers, (212) 269-5550; all others toll free at (800) 714-3306 or at the following email: tpr@dfking.com.

About Tapestry, Inc.

Our global house of brands unites the magic of Coach, kate spade new york and Stuart Weitzman.  Each of our brands are unique and independent, while sharing a commitment to innovation and authenticity defined by distinctive products and differentiated customer experiences across channels and geographies.  We use our collective strengths to move our customers and empower our communities, to make the fashion industry more sustainable, and to build a company that’s equitable, inclusive, and diverse.  Individually, our brands are iconic.  Together, we can stretch what’s possible.  The Company’s common stock is traded on the New York Stock Exchange under the symbol TPR.

This information to be made available in this press release may contain forward-looking statements based on management’s current expectations.  Forward-looking statements include, but are not limited to, statements that can be identified by the use of forward-looking terminology such as “may,” “will,” “can,” “should,” “expect,” “potential,” “intend,” “estimate,” “continue,” “commit,” “pledge,” “project,” “guidance,” “forecast,” “outlook,” “anticipate,” “goal,” “leveraging,” “sharpening,” transforming,” “creating,” accelerating,” “enhancing,” leaning into,” “innovation,” “drive,” “targeting,” “assume,” “plan,” “progress,” “optimistic,” “confident,” “conviction,” “future,” “journey,” “step forward,” “dedication,” “uncertain backdrop,” “emerge,” “on track,” “positioned to,” “look forward to,” “looking ahead,” or comparable terms.  Future results may differ materially from management’s current expectations, based upon a number of important factors, including risks and uncertainties such as the satisfaction or waiver of conditions to consummation of the Tender Offer set forth in the Offer to Purchase (including the Company having issued not less than $500,000,000 in aggregate principal amount of new indebtedness through one or more new debt financing transactions on terms reasonably satisfactory to the Company), the outcome of the Tender offer, the impact of the Covid-19 pandemic on our business and financial results, including impacts on our supply chain due to temporary closures of our manufacturing partners and shipping and fulfillment constraints, the ability to control costs and successfully execute our growth strategies, expected economic trends, the ability to anticipate consumer preferences, risks associated with operating in international markets and our global sourcing activities, our ability to achieve intended benefits, cost savings and synergies from acquisitions, the risk of cybersecurity threats and privacy or data security breaches, the impact of pending and potential future legal proceedings, and the impact of legislation, etc.  Please refer to the Company’s latest Annual Report on Form 10-K, Quarterly Report on Form 10-Q and its other filings with the Securities and Exchange Commission for a complete list of risks and important factors.  The Company assumes no obligation to revise or update any such forward-looking statements for any reason, except as required by law.

Contacts

Tapestry, Inc.

Media:
Andrea Shaw Resnick
Chief Communications Officer
212/629-2618
AResnick@tapestry.com

Analysts and Investors:
Christina Colone
Global Head of Investor Relations
212/946-7252
CColone@tapestry.com

Kelsey Mueller
Director of Investor Relations
212/946-8183
kmueller@tapestry.com